NSAR ITEM 77C


Van Kampen American Capital Real Estate Securities Fund


(a)     A Special Meeting of Shareholders was held on October 25, 1996.


(b) The election of Trustees of Van Kampen American Capital Real Estate Securities Fund (the "Fund") included:

        None


(c)     The following were voted on at the meeting:


        1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

               For     2,013,930               Against     13,377


        4) Approval of New Investment Sub-Advisory Agreement with Hines Interest Realty Advisers Limited Partnership

               For     2,095,608               Against     25,325


        6) Approval of changes to Fundamental Investment Policies with respect to investments in other investment companies.

               For     1,305,362               Against     29,431


        7) For each AC Fund, to Ratify the Selection of Price Waterhouse LLP as Independent Public Accountants for its Current Fiscal Year.

               For     2,118,400               Against     5,937